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                                                                   EXHIBIT 21.01


                          SUBSIDIARIES OF ATMI, INC.


     ADCS-Korea Co., Ltd.
     Advanced Delivery & Chemical Systems Holdings, LLC
     Advanced Delivery & Chemical Systems, Ltd.
     Advanced Delivery & Chemical Systems Manager, Inc.
     Advanced Delivery & Chemical Systems Nevada, Inc.
     Advanced Delivery & Chemical Systems Operating, LLC
     Advanced Technology Materials, Inc.
     Advanced Technology Materials FSC Inc.
     ATMI EcoSys Corporation
     Epitronics Corporation
     Lawrence Semiconductor Laboratories, Inc.
     Lawrence Semiconductor Laboratories Marketing and Sales, Inc.